Exhibit 5.1

Covington & Burling LLP One CityCenter 850 Tenth Street, NW Washington, DC 20001-4956 T +1 202 662 6000

December 8, 2020

WSFS Financial Corporation
500 Delaware Avenue
Wilmington, DE 19801

Ladies and Gentlemen:

We have acted as counsel to WSFS Financial Corporation, a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933 (the “Act”) of $150,000,000 in aggregate principal amount of the Company’s 2.75% Fixed-to- Floating Rate Senior Notes due 2030 (the “Notes”) issued under the Indenture, dated as of August 27, 2012 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture, dated as of the date hereof (the “Supplemental Indenture”), between the Company and the Trustee (the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”), as described in the prospectus, dated December 18, 2019 (the “Base Prospectus”), as supplemented by the prospectus supplement, dated December 3, 2020 (together with the Base Prospectus, the “Prospectus”), relating to the registration statement on Form S-3 (File No. 333-235572), filed with the Securities and Exchange Commission (the “Commission”) on December 18, 2019 (such registration statement, as amended through the date hereof, the “Registration Statement”).

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have assumed further that the Trustee has duly authorized, executed and delivered the Indenture.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that, when the Notes have been (a) duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and (b) duly issued and delivered against payment therefor as contemplated by the Prospectus, the Notes will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We express no opinion as to (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law; (ii) indemnification, contribution, exculpation, or arbitration provisions, or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy; (iii) provisions for liquidated damages and penalties, penalty interest and interest on interest; (iv) provisions purporting to supersede equitable principles, including provisions requiring amendments and waivers to be in writing and provisions making notices effective even if not actually received; or (v) provisions purporting to make a party’s determination conclusive.

We are members of the bar of the State of New York. We do not express any opinion herein on any laws other than the law of the State of New York.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission.

Very truly yours,

/s/ Covington & Burling LLP